NEW RELIC, INC.
CONFIRMATORY EMPLOYMENT LETTER

This confirmatory employment letter (this “Agreement”) is entered into by and between Thomas Lloyd (“Executive”) and New Relic, Inc., a Delaware corporation (the “Company”), with an effective date of August 17, 2022.

Please review this Agreement, including any attached agreements to be incorporated in your employment terms. When you are ready to accept, please sign this Agreement where indicated and return it to us via DocuSign.

1.Position and Start Date
You will continue to serve as New Relic’s Chief Legal Officer and Corporate Secretary reporting to Bill Staples, Chief Executive Officer. You will continue to work out of New Relic’s San Francisco office and travel to support the Company’s global operations.

2.Salary
Your initial annualized base salary will continue to be $410,000. Your position is classified as exempt from overtime and your salary compensates you for all hours of work.

3.Annual Performance Bonus
In addition, you will continue to be eligible for an annual performance bonus, paid quarterly and targeted at 60% of your annual base salary per year, based on individual, group, and/or corporate goals to be determined during the first month of your employment. The Company reserves the right to terminate or change the bonus program at any time.

4.Equity
You will be eligible to receive equity awards pursuant to the Company’s 2014 Equity Incentive Plan, or any other plans or arrangements the Company may have in effect from time to time. The Board or a committee thereof, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.Benefits
Your continued eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents. Nothing in this letter can modify those provisions of the plans.

6.Health Insurance
The Company’s benefits package includes medical, dental, vision, disability, and life insurance. Additional details of insurance benefits were provided separately.

7. 401(k) Plan
You will continue to be eligible to participate in New Relic’s 401(k) retirement plan during your employment. Additional details of this plan, including the Company’s current match policy, have been provided to you separately.

8.Time Off and Annual Holidays
You will continue to be eligible for Flex Time Off, which means that you will not accrue paid time off. Instead, you may take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager. New Relic also has generous paid sick time and medical, parental, volunteer, and other leave programs. The Company observes 11 regular annual paid holidays, which may change from time to time. The Company’s time off, leave, and holiday policies are subject to change at the Company’s discretion.

9.Company Policies
As an employee of New Relic, you will continue to be subject to our employment policies, which may be modified from time to time. You will be entitled to reimbursement by New Relic for customary business expenses consistent with the policies of the Company. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline.

10.Tax and Other Withholding
The compensation and benefits described in this letter are before tax or other withholdings required or permitted by law. New Relic reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other benefits payable to you, whether as direct compensation or under any applicable compensation or benefit plans.

11.Additional Documents Incorporated into this Agreement
The following additional agreements (the “Incorporated Documents”) previously executed by you and the Company are incorporated by reference into this Agreement.

a.Proprietary Information and Inventions Agreement, dated as of January 30, 2015, by and between you and the Company (Exhibit A)
b.Arbitration Agreement, dated as of January 30, 2015, by and between you and the Company (Exhibit B)
c.Indemnification Agreement, dated as of August 17, 2022 by and between you and the Company (Exhibit C)
d.Change in Control and Severance Agreement, dated as of July 5, 2022, by and between you and the Company (Exhibit D)

12.At Will Employment
New Relic is an “at-will” employer. At-will employment is not for a definite period and can be terminated at the choice of either you or the Company, with or without cause, and without prior notice. This “at-will” employment relationship can only be modified in writing by the CEO. Nothing in this letter should be interpreted to alter the at-will nature of your anticipated employment with the Company.

13.Other Employment
By signing this Agreement, you agree New Relic will continue to be your primary employer and you will prioritize your time, attention, skills to perform your job duties as assigned and delegated to you by New Relic. If you have a side business or consulting/advisory obligations, please get approval through our Legal team before accepting this Agreement.

14.Representation and Warranty
By signing this Agreement, you acknowledge that you have received no inducements or representations other than those set forth in this letter that caused you to accept this Agreement, and that this Agreement, together with the Incorporated Documents and the equity awards granted to you by the Company under its applicable equity plans and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company will not be limited or restricted by any other agreements or understandings between you and other persons, entities, or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any current or previous employer. You agree to indemnify the Company against a breach of the representations and warranties in this paragraph.

15. Conclusion
To indicate your acceptance under the terms here, please sign and date this letter and the other documents enclosed for your signature and return the documents via DocuSign. This Agreement, once accepted, together with the Incorporated Documents, constitutes the complete and exclusive agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject.

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

NEW RELIC, INC.

By: /s/ Bill Staples
Name: Bill Staples
Title: Chief Executive Officer

EXECUTIVE
/s/ Thomas Lloyd
Thomas Lloyd